Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3	333-207929	Guaranteed Accumulation Account
S-3	333-203610	ING Select Rate
S-3	333-203619	ING Select Multi-Index 5&7
S-3	333-203646	ING Multi-Rate Annuity
S-3	333-203644	ING Guaranteed Account
S-3	333-203645	ING Multi-Rate Annuity (IICA)
S-3	333-203643	Guaranteed Account (IICA)

of our reports dated March 18, 2016, with respect to the consolidated financial statements and schedules of Voya Retirement Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 18, 2016